Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Trustee

Sigma-Aldrich Corporation

401(k) Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-30528) on Form S-8 of Sigma-Aldrich Corporation of our report dated June 6, 2005, relating to the statements of net assets available for plan benefits of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2004 annual report on Form 11-K of the Sigma-Aldrich Corporation 401(k) Retirement Savings Plan .

/s/ KPMG LLP

St. Louis, Missouri,

June	20, 2005